As filed with the Securities and Exchange Commission on July 1, 2015    Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZIONS BANCORPORATION
(Exact name of registrant as specified in its charter)

     Utah                        87-0227400
(State of Incorporation)                (I.R.S. Employer I.D. No.)

One South Main, 15th Floor, Salt Lake City, Utah         84133
(Address of Principal Executive Offices)             (Zip Code)

Zions Bancorporation 2015 Omnibus Incentive Plan
(Full Title of Plan)

Thomas E. Laursen
ZIONS BANCORPORATION
One South Main, 11th Floor
Salt Lake City, Utah 84133
(Name and address of agent for service)

(801) 844-8503
(Telephone number, including area code, of agent for service)

Copies of all communications to:
Paul H. Shaphren
Callister Nebeker & McCullough
Zions Bank Building Suite 900
10 East South Temple
Salt Lake City, UT 84133
(801) 530-7411

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ■	Accelerated filer □
Non-accelerated filer □ (Do not check if a smaller reporting company)	Smaller reporting company□

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CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, no par value	9,000,000	$32.70	$294,300,000	$34,197.66

(1)
This Registration Statement covers shares of common stock, no par value (“Common Stock”), of Zions Bancorporation (the “Company”) which may be offered or sold pursuant to the Zions Bancorporation 2015 Omnibus Incentive Plan (the “Incentive Plan”). Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock of the Company.

(2)
This estimate is made pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, solely for purposes of determining the registration fee and is based on the average of the high and low sales prices of the Common Stock as reported on the NASDAQ Stock Market on June 26, 2015.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to Nine Million (9,000,000) shares of common stock, no par value (the “Common Stock”), of Zions Bancorporation (the “Company”) to be issued to eligible officers, employees and directors of, and consultants and advisors to, the Company and its affiliates pursuant to the Incentive Plan. Each share of Common Stock underlying an award under the Incentive Plan will reduce the shares available for issuance under the Incentive Plan in amount equal to the issued share. Shares may be issued under the Incentive Plan from authorized but unissued shares of Common Stock or authorized and issued shares of Common Stock held in the Company’s treasury or otherwise acquired for the purposes of the Incentive Plan. Effective as of May 22, 2015, the date the Company’s shareholders approved the Incentive Plan, no new awards shall be granted under the Company’s 2005 Stock Option and Incentive Plan (the “Prior Plan”) and the remaining share authorization under the Prior Plan was cancelled, except for shares underlying outstanding awards granted under the Prior Plan.

Provisions in the Incentive Plan permit the reuse or reissuance by the Incentive Plan of shares of Common Stock underlying forfeited, terminated or canceled awards of stock-based compensation. If awards or underlying shares are tendered or withheld as payment for the exercise price, or taxes due on vesting or exercise of, of an award, the shares of Common Stock may not be reused or reissued, or otherwise be treated as available, under the Incentive Plan. Any shares of common stock delivered by the Company, any shares of common stock with respect to which awards under the Incentive Plan are made by the Company, and any shares of common stock with respect to which the Company becomes obligated to make awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, will not be counted against the shares available for awards under the Incentive Plan.

The Compensation Committee of the Company’s Board of Directors, or a subcommittee thereof, has the authority to adjust the terms of any outstanding awards and the number of shares of Common Stock issuable under the Incentive Plan for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, rights offering, combination or reclassification of the common shares, or other events affecting the Company’s capitalization.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Incentive Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that the Company has previously filed with the Commission are incorporated herein by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 27, 2015;

(b)
The Company’s Current Reports on Form 8-K filed January 26, 2015; February 10, 2015; March 5, 2015; March 11, 2015; March 20, 2015; March 20, 2015; April 20, 2015; May 8, 2015; May 27, 2015; and June 1, 2015;

(c)	The Company’s Quarterly Report on Form 10-Q filed May 7, 2015; and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 10, and any amendment or report filed to update such description.

In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however that the Company is not incorporating by reference any information in these documents or filings that is deemed “furnished” to and not filed with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

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Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Restated Articles of Incorporation of the Company provide that no director of the Company will be personally liable to the Company or its shareholders for money damages for any breach of fiduciary duty by such director while acting as a director, except for liability:

(1)	for any breach of the director’s duty of loyalty to Zions Bancorporation or its shareholders;

(2)	for acts of omissions not in good faith or which involve intentional misconduct or knowing violation of the law; or

(3)	for any transaction from which the director obtained an improper personal benefit.

Part 9 of the Utah Revised Business Corporation Act contains provisions entitling directors and officers of the Company to indemnification under certain conditions from judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys’ fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company. Indemnification under Utah law is generally permissible if the conduct of the director or officer was in good faith and the director or officer reasonably believed that his or her conduct was in, or not opposed to, the Company’s best interests, and, in a criminal case, that the director or officer had no reasonable cause to believe his or her conduct was unlawful. Such indemnification would not be permitted under Utah law in connection with a proceeding by or in the right of the Company in which the director or officer was adjudged liable to the Company, or in connection with any other proceeding in which the officer or director was adjudged liable on the basis that he or she obtained an improper personal benefit.

Mandatory indemnification is required under Utah law for a director or officer who is successful, on the merits or otherwise, in the defense of any proceeding, or any claim, issue or matter in a proceeding, to which he or she was a party because he or she is or was an officer or director of the Company. A court may order indemnification where mandatory under Utah law or if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all relevant circumstances and regardless of whether the officer or director met the applicable standard of conduct or was adjudged liable to the Company or adjudged liable on the basis that he or she derived an improper personal benefit.

Payment of expenses for officers and directors is permitted in advance of a final disposition of a proceeding on certain conditions, including the furnishing of written affirmation by the officer or director of his or her good faith belief that he or she has met the applicable standard of conduct, the furnishing of a written agreement to repay the advance if the officer or director is ultimately determined not to have met the applicable standard of conduct, and a determination is made that the facts then known to the persons making the determination would not preclude indemnification under Utah law. This determination is to be made either by the Board of Directors, a committee of the Board of Directors, special counsel, or the shareholders, under conditions and procedures generally designed to assure the independence of the body making the determination.

The directors and officers of the Company are covered by policies of insurance under which they are insured, within limits and subject to limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers. The Company is similarly insured with respect to certain payments it might be required to make to its directors or officers under the applicable statutes and the Company’s Restated Articles of Incorporation or bylaw provisions.

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Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description of Exhibit
3.1	Restated Articles of Incorporation of Zions Bancorporation dated July 8, 2014, incorporated by reference to Exhibit 3.1 of Form 8-K/A filed on July 18, 2014.	*
3.2	Restated Bylaws of Zions Bancorporation dated February 27, 2015, incorporated by reference to Exhibit 3.2 of Form 10-Q filed on May 7, 2015.	*
4.1	Zions Bancorporation 2015 Omnibus Incentive Plan (filed herewith).
4.2	Form of Restricted Stock Award Agreement Subject to Holding Requirement (filed herewith).
4.3	Form of Standard Restricted Stock Award Agreement (filed herewith).
4.4	Form of Standard Restricted Stock Unit Award Agreement (filed herewith).
4.5	Form of Restricted Stock Unit Agreement Subject to Holding Requirement (filed herewith).
4.6	Form of Standard Stock Option Award Agreement (filed herewith).
4.7	Form of Standard Directors Stock Award Agreement (filed herewith).
5.1	Opinion regarding legality of securities to be offered by Callister Nebeker & McCullough (filed herewith).
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (filed herewith).
23.2	Consent of Callister Nebeker & McCullough (included in Exhibit 5.1).
* Incorporated by reference.

Item 9. Undertakings

Zions Bancorporation, the undersigned Registrant, hereby undertakes:

(1)    To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

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Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Zions Bancorporation (Registrant) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah, on July 1, 2015.

ZIONS BANCORPORATION

By: /s/ Harris H. Simmons
Harris H. Simmons, Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2015.

/s/ Harris H. Simmons                Chairman of the Board, Chief Executive
Harris H. Simmons                Officer and Director (Principal Executive Officer)

/s/ Paul E. Burdiss                Executive Vice President and Chief Financial Officer
Paul E. Burdiss                    (Principal Financial Officer)

/s/ Alexander J. Hume                Senior Vice President and Controller
Alexander J. Hume                (Principal Accounting Officer)

/s/ Jerry C. Atkin                Director
Jerry C. Atkin

/s/ John C. Erickson                Director
John C. Erickson

/s/ Patricia Frobes                Director
Patricia Frobes

/s/ J. David Heaney                Director
J. David Heaney

/s/ Vivian S. Lee                Director
Vivian S. Lee

/s/ Edward F. Murphy                Director
Edward F. Murphy

/s/ Roger B. Porter                Director
Roger B. Porter

/s/ Stephen D. Quinn                Director
Stephen D. Quinn

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/s/ L. E. Simmons                Director
L. E. Simmons

/s/ Shelley Thomas Williams            Director
Shelley Thomas Williams

/s/ Steven C. Wheelwright            Director
Steven C. Wheelwright

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Restated Articles of Incorporation of Zions Bancorporation dated July 8, 2014, incorporated by reference to Exhibit 3.1 of Form 8-K/A filed on July 18, 2014.	*
3.2	Restated Bylaws of Zions Bancorporation dated February 27, 2015, incorporated by reference to Exhibit 3.2 of Form 10-Q filed on May 7, 2015.	*
4.1	Zions Bancorporation 2015 Omnibus Incentive Plan (filed herewith).
4.2	Form of Restricted Stock Award Agreement Subject to Holding Requirement (filed herewith).
4.3	Form of Standard Restricted Stock Award Agreement (filed herewith).
4.4	Form of Standard Restricted Stock Unit Award Agreement (filed herewith).
4.5	Form of Restricted Stock Unit Agreement Subject to Holding Requirement (filed herewith).
4.6	Form of Standard Stock Option Award Agreement (filed herewith).
4.7	Form of Standard Directors Stock Award Agreement (filed herewith).
5.1	Opinion regarding legality of securities to be offered by Callister Nebeker & McCullough (filed herewith).
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (filed herewith).
23.2	Consent of Callister Nebeker & McCullough (included in Exhibit 5.1).

* Incorporated by reference.

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